Exhibit 99.1

Expedia, Inc. Reports First Quarter 2016 Results

BELLEVUE, WA – April 28, 2016 – Expedia, Inc. (NASDAQ: EXPE) announced financial results today for the first quarter ended March 31, 2016.

All figures below exclude eLong and include the impact from acquisitions, unless otherwise noted.

Key Highlights

•	Room nights stayed increased 37% year-over-year, with domestic and international room nights growing 32% and 44% year-over-year, respectively.

•	Gross bookings increased 32% and revenue increased 42% year-over-year.

•	Expedia delivered $177 million of Adjusted EBITDA(1), representing growth of 31% year-over-year.

•	Acquisitions added approximately 13 percentage points of room night growth, 22 points of gross bookings growth and 28 points of revenue growth. The consolidation of Orbitz Worldwide and HomeAway financial results (inclusive of related deal and integration costs) added approximately 35 percentage points of Adjusted EBITDA growth.

•	Expedia added more than 13,000 properties to its global lodging portfolio, bringing its total property count to over 282,000 available on Expedia, Inc. sites, an increase of 23% year-over-year.

•	The company substantially completed the migration of the Orbitz.com and CheapTickets.com websites onto the Expedia platform.

•	In February 2016, HomeAway completed the U.S. launch of both its traveler service fee as well as its Book with Confidence program offering enhanced traveler benefits and protections with every online booking.

•	Year to date, Expedia repurchased 2.9 million shares of its common stock for approximately $312 million.

Financial Summary & Operating Metrics ($ millions except per share amounts)

Metric	Expedia (excluding eLong)(2)			Expedia, Inc.
	Q1 2016	r Y/Y		Q1 2016	r Y/Y
Room night growth	37%	511	bps	10%	(2,199	) bps
Gross bookings	$18,881.5	32%		$18,881.5	26%
Revenue	1,904.0	42%		1,904.0	39%
Adjusted EBITDA(1)	176.6	31%		176.6	73%
Operating income (loss)	(102.4)	839%		(102.4)	101%
Adjusted net income(1)	13.5	(37%)		13.5	NM
Adjusted EPS (1)	$0.09	(46%)		$0.09	NM
Net income (loss) attributable to the Company	(121.9)	NM		(121.9)	NM
Diluted EPS				$(0.81)	NM
Free cash flow(1)				931.7	(2%)

(1)	“Adjusted EBITDA” (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 13-17 herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2)	Expedia sold its ownership interest in eLong, Inc. on May 22, 2015 and eLong is excluded from our results from that point forward. Expedia (excluding eLong) measures are non-GAAP measures as they also exclude eLong, Inc. results prior to May 22, 2015. Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 13-17 herein for an explanation and reconciliations of these non-GAAP measures. The classification of certain revenue and expense items as well as foreign exchange rates used for reporting purposes may result in immaterial differences between the above reported amounts and eLong, Inc.’s standalone results.

Please refer to the Glossary in the Quarterly Results section on Expedia’s investor relations website for definitions of the business and financial terms discussed within this release.

Discussion of Results

The results include Expedia.com® (“Brand Expedia”), Hotels.com®, Orbitz Worldwide, Inc. (“Orbitz® Worldwide”), Expedia® Affiliate Network (“EAN”), trivago GmbH (“trivago®”), HomeAway®, Egencia®, Travelocity®, Hotwire.com®, Wotif.com® Holdings Limited (“Wotif Group”), Classic Vacations®, CarRentals.com™, Expedia Local Expert®, Venere® Net SpA, Expedia® CruiseShipCenters®, AirAsia Expedia™ and eLong (through May 22, 2015 unless otherwise noted), in addition to the related international points of sale.

The results include the impact of the acquisition of Travelocity in January 2015, results of AirAsia Expedia following Expedia’s purchase of an additional 25% equity interest in the joint venture in March 2015, results of Orbitz Worldwide following the acquisition by Expedia in September 2015, as well as results of HomeAway following the acquisition by Expedia in December 2015. Beginning in the fourth quarter of 2015, the results of Orbitz for Business are reported within the Egencia segment; the results of the rest of Orbitz Worldwide are reported within the Core OTA segment as well as within unallocated overhead costs. The impact from acquisitions noted herein excludes Travelocity due to the previously implemented commercial agreement. Unless otherwise noted, all comparisons below are versus the first quarter of 2015.

Due to Expedia’s sale of its eLong ownership stake in May 2015, all discussion below refers to results for Expedia, Inc. excluding eLong unless otherwise noted.

Estimated Impact of Recent Major Acquisitions (including operating results as well as deal and integration costs)

The recently completed acquisitions by Expedia of Orbitz Worldwide and HomeAway have had significant impact on Expedia’s financial and operating metrics. The table below provides a summary of impacts from these two acquisitions (including deal and integration costs) on the first quarter results in order to allow for a more consistent comparison with prior periods.

Metric ($ millions)	Expedia (excluding eLong)	Orbitz Worldwide	HomeAway	Expedia (excluding eLong, Orbitz & HomeAway)
	Q1 2016	Q1 2016	Q1 2016	Q1 2016	Q1 2015	r Y/Y
Room night growth	37%	NM	—	28%	32%	(432	) bps
Gross bookings	$18,882	$2,773	$—	$16,108	$14,273	13%
Revenue	1,904	192	142	1,570	1,340	17%
Adjusted EBITDA*	177	28	16	133	139	(4%)

*	Adjusted EBITDA is a non-GAAP measure. See pages 13-17 herein for a description and reconciliation to the corresponding GAAP measure.

Note: Some numbers may not add due to rounding. In addition to the above, reported results also include impacts from the acquisitions of AirAsia Expedia and Travelocity.

Gross Bookings & Revenue (excluding eLong)

Gross Bookings by Segment ($ millions)

	First Quarter
	2016	2015	r$	r%
Core OTA	$17,226	$12,907	$4,319	33%
Egencia	1,656	1,366	289	21%

Expedia (excluding eLong)	$18,882	$14,273	$4,608	32%
eLong	—	713	(713)	NM

Total	$18,882	$14,986	$3,896	26%

Note: Some numbers may not add due to rounding.

For the first quarter of 2016, total gross bookings increased 32% (including 2 percentage points of negative foreign exchange impact), driven primarily by 22 percentage points of inorganic impact from acquisitions, as well as growth in the Core OTA business, including strong performance at Brand Expedia and Hotels.com. Domestic gross bookings increased 38% and international gross bookings increased 22% (including a negative 5 percentage points of foreign exchange impact). International bookings totaled $6.6 billion and accounted for 35% of worldwide bookings, compared with 38% in the first quarter of 2015.

The decrease in international gross bookings mix was primarily due to the acquisition of Orbitz Worldwide, which disproportionately bolstered domestic gross bookings for the first quarter of 2016.

Revenue by Segment ($ millions)

	First Quarter
	2016	2015	r$	r%
Core OTA	$1,540	$1,170	$370	32%
trivago	176	119	57	48%
Egencia	110	98	12	12%
HomeAway	142	—	142	NM
Intercompany Eliminations	(64)	(47)	(17)	(36%)

Expedia (excluding eLong)	$1,904	$1,340	$564	42%
eLong	—	34	(34)	NM

Total	$1,904	$1,373	$531	39%

Note: Some numbers may not add due to rounding.

For the first quarter of 2016, total revenue increased 42% (including 2 percentage points of negative foreign exchange impact), driven primarily by 28 percentage points of inorganic impact from acquisitions, growth in the Core OTA business, including strong performance at Brand Expedia, Hotels.com and EAN, as well as at trivago. Domestic revenue increased 45% and international revenue increased 38% (including a negative 1 percentage point of foreign exchange impact). International revenue equaled $789 million, representing 41% of worldwide revenue, compared to 43% in the first quarter of 2015.

The decrease in international revenue mix was primarily due to the acquisitions of Orbitz Worldwide and HomeAway, which disproportionately bolstered domestic revenue for the first quarter of 2016.

Product & Services Detail (excluding eLong)

As a percentage of total worldwide revenue in the first quarter of 2016, hotel accounted for 58%, air accounted for 11%, advertising and media accounted for 9%, HomeAway accounted for 7% and all other revenues accounted for the remaining 15%.

Hotel revenue increased 25% in the first quarter of 2016 on a 37% increase in room nights stayed driven by the inorganic impact of acquisitions as well as the healthy growth in Hotels.com and Brand Expedia, partially offset by a 9% decrease in revenue per room night. Revenue per room night decreased primarily due to margin reductions aimed at expanding the size and availability of the global hotel supply portfolio, increased promotional activities such as growing loyalty programs, as well as a net unfavorable foreign exchange translation impact. Revenue per room night is expected to continue to decrease year-over-year in 2016. Average daily room rates (“ADRs”) decreased 3% year-over-year in the first quarter of 2016, primarily due to an unfavorable foreign exchange translation impact. Acquisitions added approximately 13 percentage points of inorganic hotel revenue growth and 13 percentage points of room night growth for the quarter.

Air revenue increased 54% in the first quarter of 2016 on a 52% increase in air tickets sold, augmented by a 1% increase in revenue per ticket. Acquisitions added approximately 47 percentage points of inorganic air revenue growth and 38 percentage points of air ticket growth for the quarter.

Advertising and media revenue increased 44% in the first quarter of 2016 due to continued growth in trivago and Expedia® Media Solutions. All other revenue increased 104% in the first quarter of 2016 primarily driven by the addition of HomeAway business. Excluding HomeAway, other revenue increased 36% in the first quarter of 2016 on growth in travel insurance and car rental products.

Adjusted Expenses – Expedia (excluding eLong)

	Costs and Expenses			As a % of Revenue
	Three months ended March 31,			Three months ended March 31,
	2016	2015	Growth	2016	2015	r in bps
	($ millions)
Adjusted cost of revenue *	$386	$287	34%	20.3%	21.4%	(118)
Adjusted selling and marketing *	1,027	721	42%	53.9%	53.8%	13
Adjusted technology and content *	201	119	69%	10.6%	8.9%	170
Adjusted general and administrative *	123	95	29%	6.5%	7.1%	(65)

Total adjusted costs and expenses	$1,736	$1,222	42%	91.2%	91.2%	0

Total depreciation	105	72	45%	5.5%	5.4%	13
Total stock based compensation	54	25	116%	2.8%	1.9%	97

Total costs and expenses	$1,896	$1,319	44%	99.6%	98.5%	110

*	Adjusted EBITDA is a non-GAAP measure. See pages 13-17 herein for a description and reconciliation to the corresponding GAAP measure.

Note: Some numbers may not add due to rounding.

Adjusted Cost of Revenue

•	For the first quarter of 2016, total adjusted cost of revenue increased 34%, compared to the first quarter of 2015, due to $52 million more in customer operations expenses, $24 million more in data center and other costs, as well as $23 million more in credit card processing costs, primarily due to an increase in transaction volumes.

•	Acquisitions contributed approximately 28 percentage points of inorganic adjusted cost of revenue growth for the quarter.

Adjusted Selling and Marketing

•	For the first quarter of 2016, total adjusted selling and marketing expense increased 42%, compared to the first quarter of 2015, due to a $256 million or 44% increase in direct costs, including online and offline marketing expenses. Brand Expedia and trivago accounted for a majority of the organic increase in direct selling and marketing expenses in the first quarter of 2016.

•	For the first quarter of 2016, indirect costs increased $50 million or 37%, primarily driven by additional personnel due to an accelerated pace of hiring in the lodging supply organization. As a percentage of total adjusted selling and marketing, indirect costs represented 18% in the first quarter of 2016, down from 19% in the first quarter of 2015.

•	Acquisitions contributed approximately 23 percentage points of inorganic adjusted selling and marketing growth for the quarter.

Adjusted Technology and Content

•	For the first quarter of 2016, total adjusted technology and content expense increased 69%, compared to the first quarter of 2015, due to $66 million more in total personnel and overhead costs, net of capitalized salary costs, as well as a $16 million increase in total direct costs. The organic increase in personnel and overhead costs was driven by key technology projects primarily in the corporate technology function and Brand Expedia, as well as a reduced rate of capitalization of software development costs. The organic increase in direct costs was driven primarily by expenditures to support the growth of our technology platforms.

•	Acquisitions contributed approximately 39 percentage points of inorganic adjusted technology and content growth for the quarter.

Adjusted General and Administrative

•	For the first quarter of 2016, total adjusted general and administrative expense increased 29%, compared to the first quarter of 2015, primarily due to a $27 million increase in personnel costs.

•	Acquisitions contributed approximately 17 percentage points of inorganic adjusted general and administrative expense growth for the quarter.

Depreciation Expense

Depreciation expense increased $33 million or 45% to $105 million in the first quarter of 2016, primarily due to increased expenses related to previously capitalized software development costs for completed technology projects which have been placed into service as well as investments in corporate technology infrastructure. Depreciation expense is expected to continue to increase as additional projects are completed.

Stock-Based Compensation Expense

Stock-based compensation expense increased $29 million or 116% to $54 million in the first quarter of 2016, primarily due to the acquisition of HomeAway and an increase in executive stock-based compensation.

Adjusted EBITDA*

Adjusted EBITDA by Segment ($ millions)

	First Quarter
	2016	2015	r$	r%
Core OTA	$292	$219	$73	33%
trivago	8	5	3	53%
Egencia	15	20	(4)	(22%)
HomeAway	17	—	17	NM
Unallocated Overhead Costs	(156)	(109)	(47)	(43%)

Expedia (excluding eLong)	$177	$135	$42	31%
eLong	—	(33)	33	NM

Total	$177	$102	$75	73%

*	Adjusted EBITDA is a non-GAAP measure. See pages 13-17 herein for a description and reconciliation to the corresponding GAAP measure.

Note: Some numbers may not add due to rounding. Orbitz Worldwide Adjusted EBITDA results are included in Core OTA, Egencia and Unallocated Overhead Costs in the amounts of $49 million, $2 million and ($23) million, respectively, for the first quarter of 2016.

For the first quarter of 2016, Adjusted EBITDA (excluding eLong) increased 31% compared to the first quarter of 2015. Core OTA Adjusted EBITDA increased 33% in the first quarter of 2016, driven primarily by Orbitz, Brand Expedia, Travelocity, EAN and Hotels.com, partially offset by Hotwire. Consolidation of the HomeAway and Orbitz Worldwide financial statements (including related deal and integration costs) increased first quarter 2016 Expedia (excluding eLong) Adjusted EBITDA growth by 35 percentage points.

Amortization of Intangible Assets

Consolidated amortization of intangible assets increased $65 million or 259% to $90 million in the first quarter of 2016, primarily due to amortization related to new business acquisitions, including Orbitz Worldwide and HomeAway.

Restructuring and Related Reorganization Charges

In connection with the migration of technology platforms and centralization of technology, supply and other operations, primarily related to previously disclosed acquisitions, we recognized $30 million in restructuring and related reorganization charges, including stock-based compensation, during the three months ended March 31, 2016. Based on current plans, which are subject to change, we expect approximately $25 million of restructuring charges for the remainder of 2016 (for total 2016 charges of up to $55 million), but these could be higher should we make additional decisions throughout the year and estimates do not include any possible future acquisition integrations.

Interest and Other

Consolidated interest income decreased $2 million or 36% in the first quarter of 2016, compared to the first quarter of 2015, primarily due to lower rates of return due to the shift out of higher-yielding currencies in connection with the sale of eLong. Consolidated interest expense increased $16 million or 57% in the first quarter of 2016, primarily due to higher long-term debt balances.

Consolidated other, net was a loss of $28 million in the first quarter of 2016, compared to a gain of $105 million in the first quarter of 2015. The gain in the first quarter of 2015 was primarily due to a noncontrolling interest basis adjustment related to the acquisition of a majority stake in the AirAsia joint venture, as well as foreign exchange gain, while the loss for the first quarter of 2016 was primarily related to foreign exchange losses, as well as an other-than-temporary investment impairment. Expedia’s revenue hedging program is designed primarily to offset the book-to-stay impact on merchant hotel revenue. Expedia includes that portion of any realized gains or losses from the revenue hedging program that are included in other, net that relate to revenue recognized in the period in the calculation of Adjusted EBITDA.

Income Taxes

The consolidated effective tax rate on a GAAP pre-tax loss was 29% for the first quarter of 2016, compared with an effective tax benefit on a GAAP pre-tax income of (3%) for the first quarter of 2015. The GAAP tax rate in the first quarter of 2016 was driven by the relative mix of domestic versus international pre-tax income, as well as the release of a valuation allowance related to certain foreign deferred tax assets. The GAAP rate for the first quarter of 2015 was reduced by a nontaxable remeasurement gain on the AirAsia joint venture, offset by certain foreign losses for which Expedia did not record a tax benefit. The effective tax rate on pre-tax adjusted net income (“ANI”) was 15% for the first quarter of 2016. The ANI rate in the first quarter of 2016 was driven by the relative mix of domestic versus international pre-tax income. The ANI rate was not meaningful for the first quarter of 2015, due to certain foreign losses for which Expedia did not record a tax benefit, which were disproportionate relative to the amount of the pretax adjusted income for the rest of the business due to seasonality.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $2.1 billion at March 31, 2016. For the quarter ended March 31, 2016, consolidated net cash provided by operating activities was $1.1 billion and consolidated free cash flow totaled $932 million. Both measures include $985 million from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings. For the quarter ended March 31, 2016, consolidated free cash flow decreased $17 million, compared to the prior year period, primarily due to increased capital expenditures driven by investments in the corporate technology infrastructure and an increase in capitalized labor costs.

Long-term debt, net of applicable discounts and debt issuance costs, totaled $3.2 billion at March 31, 2016 consisting of $740 million in 5.0% senior notes due 2026; $494 million in 4.5% senior notes due 2024; $729 million (€650 million) in 2.5% senior notes due 2022; $746 million in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018. In addition, as of March 31, 2016, Expedia had a $1.5 billion unsecured revolving credit facility which was essentially untapped.

At March 31, 2016, Expedia, Inc. had stock-based awards outstanding representing approximately 23 million shares of Expedia common stock, consisting of options to purchase approximately 21 million common shares with an $80.49 weighted average exercise price and weighted average remaining life of 5.3 years, and approximately 1 million restricted stock units (“RSUs”).

During the first quarter of 2016, Expedia, Inc. repurchased 1.7 million shares of Expedia, Inc. common stock for an aggregate purchase price of $183 million excluding transaction costs (an average of $108.34 per share). Subsequent to the end of the quarter, Expedia repurchased additional 1.2 million shares for an aggregate purchase price of $129 million excluding transaction costs (an average of $106.32 per share). As of March 31, 2016, there were approximately 9.6 million shares remaining under the February 2015 repurchase authorization.

On March 30, 2016, Expedia, Inc. paid a quarterly dividend of $36 million ($0.24 per common share). In addition, on April 26, 2016, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.24 per share of outstanding common stock to be paid to stockholders of record as of the close of business on May 26, 2016, with a payment date of June 16, 2016. Based on current shares outstanding, the total payment for this quarterly dividend is estimated to be approximately $36 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights

Core OTA

•	The company substantially completed migration of the Orbitz.com and CheapTickets.com websites onto the Expedia platform. Orbitz.com and CheapTickets.com now offer customers approximately 130,000 additional hotels around the world, along with broader choices for flights, vacation packages and car rentals.

•	Expedia.com announced integration of Wingz scheduled airport ride service directly into its booking path.

•	The Brand Expedia app for iOS now offers Apple Pay and Touch ID technology, and both the iOS and Android apps allow Expedia+ rewards members to Pay with Points on their bookings in the U.S.

•	Brand Expedia was named 2015 “Online Partner of the Year” by Norwegian Cruise Line, Royal Caribbean International and MSC Cruises. Additionally, Expedia CruiseShipCenters was recognized as “Marketing Partner of the Year” by Norwegian, “Canadian Consortium Account of the Year” by MSC and “Canada Partner of the Year” by Royal Caribbean.

•	Hotels.com entered into an agreement with Blackhawk Network to distribute Hotels.com gift cards in grocery stores and other consumer retail locations, online retailers and B2B channels.

•	Hotwire launched post-midnight booking capabilities for same-night stays and a newly designed mobile experience for Android. In addition, the Hotwire iOS app also now offers Apple Pay.

•	EAN entered into agreements to power online hotel bookings for several international companies including Congrex Switzerland, a leading association management expert, professional conference organizer and IATA accredited travel agency.

trivago

•	trivago’s core European markets collectively had revenue of over €77 million, up 33% year over year, with a contribution margin after direct marketing costs of approximately 25%. trivago’s rest of world markets had revenue of over €80 million, up 69% year-over-year and a contribution margin of nearly 10%.

Egencia

•	Egencia signed new agreements with Toshiba Global Commerce Solutions, a leader in retail store technology; One Call Care Management, a leading provider in the workers’ compensation industry; French carpooling application BlaBlaCar; vente-privée.com, a leading French e-commerce website; and Takeda, a leading pharmaceutical company in the Asia-Pacific region. Renewals included The J.R. Simplot Company, an agribusiness firm, and JLL, a global commercial real estate and investment management services company.

•	Partnering with Uber and Citymapper API, Egencia now helps business travelers find their way by giving access to different ground transportation options all from one app.

HomeAway

•	In February 2016, HomeAway completed the U.S. launch of both its traveler service fee as well as its Book with Confidence program offering enhanced traveler benefits and protections with every online booking.

•	On April 28, 2016, HomeAway announced changes to its annual subscription offering in the U.S., the details of which are available at https://www.homeaway.com/info/media-center/press-releases.

•	HomeAway updated its mobile offering, and now provides distinct standalone traveler and owner apps tailored to each individual use case.

Expedia, Inc.

•	During the first quarter of 2016, Expedia added more than 13,000 properties to its global lodging portfolio. Expedia’s property count now stands at over 282,000 available on Expedia, Inc. sites.

•	Expedia signed supply agreements with a number of airlines, including Frontier Airlines and SAS – Scandinavian Airlines, as well as a new global long-term agreement with Amadeus to provide comprehensive technology and Global Distribution System services.

•	Expedia Media Solutions recognized top campaigns in creativity, innovation and results at ITB Berlin, the world’s largest travel trade show, including The Jordan Tourism Board, Atlantis, The Palm, Scandinavian Airlines, AccorHotels, Israel Government Tourism Organization and Utah Office of Tourism.

•	Expedia Media Solutions campaigns were recognized at the annual HSMAI Adrian Awards with four wins including the Platinum Adrian Award with the Netherlands Board of Tourism & Conventions (NBTC) in the social media campaign category, and gold for the social networking single entry category. Media Solutions was also awarded a gold win with VisitBritain and a bronze win with Dubai Tourism & Emirates.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended March 31,
	2016	2015
Revenue	$1,903,961	$1,373,397
Costs and expenses:
Cost of revenue (1) (2)	402,841	321,918
Selling and marketing (1) (2)	1,040,607	763,381
Technology and content (1) (2)	293,283	190,455
General and administrative (1) (2)	147,809	116,397
Amortization of intangible assets	89,999	25,042
Legal reserves, occupancy tax and other	1,974	2,529
Restructuring and related reorganization charges (1)	29,803	4,676

Operating loss	(102,355)	(51,001)
Other income (expense):
Interest income	3,567	5,545
Interest expense	(43,960)	(27,994)
Other, net	(28,195)	105,101

Total other income (expense), net	(68,588)	82,652

Income (loss) before income taxes	(170,943)	31,651
Provision for income taxes	49,139	910

Net income (loss)	(121,804)	32,561
Net (income) loss attributable to noncontrolling interests	(57)	11,582

Net income (loss) attributable to Expedia, Inc.	$(121,861)	$44,143

Earnings (loss) per share attributable to Expedia, Inc. available to common stockholders:
Basic	$(0.81)	$0.35
Diluted	(0.81)	0.34
Shares used in computing earnings (loss) per share:
Basic	151,052	127,563
Diluted	151,052	131,402
Dividends declared per common share	$0.24	$0.18

(1) Includes stock-based compensation as follows:
Cost of revenue	$2,679	$1,158
Selling and marketing	8,301	6,472
Technology and content	12,350	6,784
General and administrative	19,462	14,472
Restructuring and related reorganization charges	11,173	—

(2) Includes depreciation as follows:
Cost of revenue	$14,495	$10,581
Selling and marketing	5,720	2,178
Technology and content	79,701	58,627
General and administrative	5,339	3,059

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,063,329	$1,676,299
Restricted cash and cash equivalents	42,804	11,324
Short-term investments	28,587	33,739
Accounts receivable, net of allowance of $29,457 and $27,035	1,363,321	1,082,406
Income taxes receivable	117,956	13,805
Prepaid expenses and other current assets	180,135	158,688

Total current assets	3,796,132	2,976,261
Property and equipment, net	1,174,324	1,064,259
Long-term investments and other assets	634,983	642,802
Deferred income taxes	19,292	15,458
Intangible assets, net	2,738,961	2,793,954
Goodwill	8,026,352	7,992,941

TOTAL ASSETS	$16,390,044	$15,485,675

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,372,340	$1,329,870
Accounts payable, other	633,369	485,557
Deferred merchant bookings	3,616,584	2,337,037
Deferred revenue	293,030	235,809
Income taxes payable	53,023	68,019
Accrued expenses and other current liabilities	989,614	1,469,725

Total current liabilities	6,957,960	5,926,017
Long-term debt	3,209,491	3,183,140
Deferred income taxes	526,406	473,841
Other long-term liabilities	328,994	314,432

Commitments and contingencies
Redeemable noncontrolling interests	669,984	658,478

Stockholders’ equity:
Common stock $.0001 par value	22	22
Authorized shares: 1,600,000
Shares issued: 221,629 and 220,383
Shares outstanding: 136,979 and 137,459
Class B common stock $.0001 par value	1	1
Authorized shares: 400,000
Shares issued and outstanding: 12,800 and 12,800
Additional paid-in capital	8,787,676	8,696,508
Treasury stock - Common stock, at cost	(4,241,931)	(4,054,909)
Shares: 84,650 and 82,924
Retained earnings	373,300	507,666
Accumulated other comprehensive income (loss)	(287,368)	(284,894)

Total Expedia, Inc. stockholders’ equity	4,631,700	4,864,394
Non-redeemable noncontrolling interest	65,509	65,373

Total stockholders’ equity	4,697,209	4,929,767

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,390,044	$15,485,675

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2016	2015
Operating activities:
Net income (loss)	$(121,804)	$32,561
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	105,255	74,445
Amortization of stock-based compensation	53,965	28,886
Amortization of intangible assets	89,999	25,042
Deferred income taxes	21,886	3,478
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	(33,707)	39,665
Realized (gain) loss on foreign currency forwards	2,102	(16,907)
Noncontrolling interest basis adjustment	—	(79,476)
Other	(3,613)	4,849
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(267,867)	(215,036)
Prepaid expenses and other assets	(37,399)	(23,884)
Accounts payable, merchant	42,422	73,098
Accounts payable, other, accrued expenses and other current liabilities	55,446	14,477
Tax payable/receivable, net	(119,835)	(83,213)
Deferred merchant bookings	1,256,439	1,165,473
Deferred revenue	55,974	7,606

Net cash provided by operating activities	1,099,263	1,051,064

Investing activities:
Capital expenditures, including internal-use software and website development	(167,578)	(102,650)
Purchases of investments	—	(346,043)
Sales and maturities of investments	8,215	129,019
Acquisitions, net of cash acquired	—	(326,088)
Net settlement of foreign currency forwards	(2,102)	16,907
Other, net	2,230	1,807

Net cash used in investing activities	(159,235)	(627,048)

Financing activities:
Payment of HomeAway Convertible Notes	(400,443)	—
Purchases of treasury stock	(187,022)	(44,923)
Payment of dividends to stockholders	(36,174)	(22,895)
Proceeds from exercise of equity awards and employee stock purchase plan	25,680	29,011
Excess tax benefit on equity awards	9,060	10,059
Withholding taxes for stock option exercises	(1,282)	—
Other, net	(13,710)	2,084

Net cash used in financing activities	(603,891)	(26,664)

Effect of exchange rate changes on cash and cash equivalents	50,893	(64,769)

Net increase in cash and cash equivalents	387,030	332,583
Cash and cash equivalents at beginning of period	1,676,299	1,402,700

Cash and cash equivalents at end of period	$2,063,329	$1,735,283

Supplemental cash flow information
Cash paid for interest	$52,982	$53,442
Income tax payments, net	39,202	68,461

Expedia, Inc. (excluding eLong)

Trended Metrics

(All figures in millions)

•	The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2014			2015				2016	Y / Y Growth
	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Gross Bookings by Segment
Core OTA	$11,174	$11,453	$9,431	$12,907	$13,692	$14,091	$13,563	$17,226	33%
Egencia	1,328	1,285	1,226	1,366	1,371	1,302	1,387	1,656	21%

Total	$12,502	$12,738	$10,657	$14,273	$15,063	$15,393	$14,950	$18,882	32%
Gross Bookings by Geography
Domestic	$7,889	$7,861	$6,432	$8,887	$9,301	$9,584	$9,616	$12,288	38%
International	4,613	4,877	4,226	5,386	5,762	5,809	5,335	6,594	22%

Total	$12,502	$12,738	$10,657	$14,273	$15,063	$15,393	$14,950	$18,882	32%
Gross Bookings by Agency/Merchant
Agency	$7,003	$6,894	$5,851	$7,737	$8,175	$8,206	$8,430	$10,640	38%
Merchant	5,499	5,844	4,807	6,536	6,888	7,187	6,520	8,242	26%

Total	$12,502	$12,738	$10,657	$14,273	$15,063	$15,393	$14,950	$18,882	32%
Revenue by Segment
Core OTA	$1,268	$1,477	$1,159	$1,170	$1,463	$1,739	$1,505	$1,540	32%
trivago	104	139	87	119	143	176	110	176	48%
Egencia	103	97	100	98	101	94	107	110	12%
HomeAway	—	—	—	—	—	—	20	142	NM
Intercompany Eliminations	(32)	(49)	(27)	(47)	(52)	(71)	(44)	(64)	36%

Total	$1,443	$1,664	$1,318	$1,340	$1,654	$1,938	$1,699	$1,904	42%
Revenue by Geography
Domestic	$789	$888	$728	$768	$910	$1,047	$978	$1,115	45%
International	654	775	591	572	745	890	721	789	38%

Total	$1,443	$1,664	$1,318	$1,340	$1,654	$1,938	$1,699	$1,904	42%
Revenue by Type
Agency	$357	$436	$346	$360	$452	$555	$495	$523	45%
Merchant	965	1,090	858	858	1,060	1,222	1,044	1,065	24%
Advertising & Media	120	138	114	121	143	161	139	174	44%
HomeAway	—	—	—	—	—	—	20	142	NM

Total	$1,443	$1,664	$1,318	$1,340	$1,654	$1,938	$1,699	$1,904	42%
Adjusted EBITDA by Segment
Core OTA	$345	$501	$359	$219	$384	$589	$407	$292	33%
trivago	(10)	0	14	5	(9)	(9)	16	8	53%
Egencia	18	16	11	20	24	14	10	15	-22%
HomeAway	—	—	—	—	—	—	4	17	NM
Unallocated Overhead Costs	(101)	(102)	(107)	(109)	(118)	(125)	(158)	(156)	43%

Total	$252	$415	$277	$135	$281	$469	$280	$177	31%
Worldwide Hotel (Merchant & Agency)
Room Nights	37.6	45.1	37.9	38.3	50.6	61.5	52.8	52.6
Room Night Growth	25%	24%	28%	32%	35%	36%	39%	37%
Domestic Room Night Growth	24%	24%	25%	23%	24%	25%	33%	32%
International Room Night Growth	25%	25%	32%	46%	50%	50%	47%	44%
ADR Growth	4%	4%	0%	-3%	-6%	-6%	-5%	-3%
Revenue per Night Growth	-1%	-2%	-9%	-13%	-16%	-15%	-11%	-9%
Revenue Growth	23%	22%	16%	15%	14%	17%	24%	25%
Worldwide Air (Merchant & Agency)
Tickets Sold Growth	30%	34%	26%	17%	26%	31%	70%	52%
Airfare Growth	2%	-2%	-4%	-7%	-12%	-12%	-12%	-8%
Revenue per Ticket Growth	-5%	-7%	-5%	-5%	-10%	-9%	-5%	1%
Revenue Growth	23%	24%	20%	12%	14%	19%	61%	54%

Notes:

•	The metrics above exclude eLong for all periods presented due to Expedia’s sale of its eLong stake on May 22, 2015.

•	The metrics above include Travelocity following the strategic marketing agreement launched during the fourth quarter of 2013, as well as the subsequent acquisition of Travelocity on January 23, 2015, Wotif Group following the acquisition on November 13, 2014, AirAsia Expedia following Expedia’s purchase of an additional 25% equity interest in the former joint venture on March 10, 2015, Orbitz Worldwide following the acquisition on September 17, 2015 and HomeAway following the acquisition on December 15, 2015.

•	Advertising & Media Revenue includes revenue from trivago. All trivago revenue is classified as international.

Notes & Definitions:

Gross Bookings: Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Core OTA: Core Online Travel Agencies (“Core OTA”) segment provides a full range of travel and advertising services to our worldwide customers through a variety of brands including: Expedia.com and Hotels.com in the United States and localized Expedia.com and Hotels.com websites throughout the world, Expedia Affiliate Network, Hotwire.com, Travelocity, Venere, Wotif Group, AirAsia Expedia, CarRentals.com, and Classic Vacations. The results of Orbitz Worldwide, with the exception of Orbitz for Business, are included within the Core OTA segment.

trivago: trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.

Egencia: Egencia segment provides managed travel services to corporate customers worldwide. The results of Orbitz for Business are included within the Egencia segment.

HomeAway: HomeAway segment provides a range of travel services for the vacation rental industry through a global portfolio of brands including: HomeAway, VRBO, VacationRentals.com and BedandBreakfsast.com.

Corporate: Includes unallocated corporate expenses.

Worldwide Hotel metrics: Reported on a stayed basis and includes both merchant and agency model hotel stays.

Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative) and certain measures excluding eLong, Inc., all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as operating income / (loss) plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and (iii) upfront consideration paid to settle employee compensation plans of the acquiree; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (5) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced. The definition for Adjusted EBITDA was revised in the fourth quarter of 2012.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) upfront consideration paid to settle employee compensation plans of the acquiree and (iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (4) certain other infrequently occurring items, including restructuring charges; (5) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments; (6) discontinued operations; (7) the noncontrolling interest impact of the aforementioned adjustment items and (8) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia, Inc. excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item. In addition, in the second quarter of 2015, we included an adjustment to remove operating expenses related to eLong due to our sale on May 22, 2015.

Expedia, Inc. (excluding eLong). Expedia sold its ownership interest in eLong, Inc. on May 22, 2015. In order to allow comparison with prior periods for the ongoing Expedia businesses, Expedia, Inc. (excluding eLong) gross bookings, revenue, adjusted EBITDA, operating income (loss), adjusted net income (loss), adjusted EPS, Net income (loss) attributable to the Company, Diluted EPS and free cash flow each exclude the impact of eLong.

Tabular Reconciliations for Non-GAAP Measures

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended March 31,
	2016	2015
	(In thousands)
Adjusted EBITDA	$176,552	$101,763
Depreciation	(105,255)	(74,445)
Amortization of intangible assets	(89,999)	(25,042)
Stock-based compensation	(53,965)	(28,886)
Legal reserves, occupancy tax and other	(1,974)	(2,529)
Restructuring and related reorganization charges	(18,630)	(4,676)
(Gain) loss on revenue hedges related to revenue recognized	(9,084)	(17,186)

Operating loss	(102,355)	(51,001)
Interest expense, net	(40,393)	(22,449)
Other, net	(28,195)	105,101

Income (loss) before income taxes	(170,943)	31,651
Provision for income taxes	49,139	910

Net income (loss)	(121,804)	32,561
Net (income) loss attributable to noncontrolling interests	(57)	11,582

Net income (loss) attributable to Expedia, Inc.	$(121,861)	$44,143

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended March 31,
	2016	2015
	(in thousands, except per share data)
Net income (loss) attributable to Expedia, Inc.	$(121,861)	$44,143
Amortization of intangible assets	89,999	25,042
Stock-based compensation	53,965	28,886
Legal reserves, occupancy tax and other	1,974	2,529
Restructuring and related reorganization charges	18,630	4,676
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	—	(19)
Unrealized (gain) loss on revenue hedges	19,148	(2,749)
Other-than-temporary investment impairment	6,703	—
Gain on sale of asset	—	(11,501)
Noncontrolling interest basis adjustment	—	(79,476)
Provision for income taxes	(52,008)	(11,041)
Noncontrolling interests	(3,037)	(4,654)

Adjusted Net Income (Loss)	$13,513	$(4,164)

GAAP weighted average shares outstanding (1)	151,052	127,563
Additional dilutive securities	4,207	—

Adjusted weighted average shares outstanding	155,259	127,563

GAAP earnings (loss) per share (1)	$(0.81)	$0.35
Adjusted earnings (loss) per share	0.09	(0.03)

(1)	In periods for which we have an Adjusted Net Loss (i.e. three months ended March 31, 2015), GAAP basic weighted average shares outstanding and GAAP basic earnings (loss) per share is presented. In periods for which we have Adjusted Net Income (i.e. three months ended March 31, 2016), the GAAP diluted weighted average shares and diluted earnings per share is presented.

Free Cash Flow

	Three months ended March 31,
	2016	2015
	(in thousands)
Net cash provided by operating activities	$1,099,263	$1,051,064
Less: capital expenditures	(167,578)	(102,650)

Free cash flow	$931,685	$948,414

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended March 31,
	2016	2015
	(in thousands)
Cost of revenue	$402,841	$321,918
Less: stock-based compensation	(2,679)	(1,158)
Less: depreciation	(14,495)	(10,581)
Less: eLong(1)	—	(23,032)

Adjusted cost of revenue	$385,667	$287,147

Selling and marketing expense	$1,040,607	$763,381
Less: stock-based compensation	(8,301)	(6,472)
Less: depreciation	(5,720)	(2,178)
Less: eLong(1)	—	(34,002)

Adjusted selling and marketing expense	$1,026,586	$720,729

Technology and content expense	$293,283	$190,455
Less: stock-based compensation	(12,350)	(6,784)
Less: depreciation	(79,701)	(58,627)
Less: eLong(1)	—	(6,220)

Adjusted technology and content expense	$201,232	$118,824

General and administrative expense	$147,809	$116,397
Less: stock-based compensation	(19,462)	(14,472)
Less: depreciation	(5,339)	(3,059)
Less: eLong(1)	—	(3,566)

Adjusted general and administrative expense	$123,008	$95,300

Expedia, Inc. (excluding eLong) measures (gross bookings, revenue, adjusted EBITDA, operating income (loss), adjusted net income (loss), adjusted EPS, Net income (loss) attributable to the Company)

Metric	Expedia (excluding eLong)				eLong			Expedia, Inc.
	Q1 2016	Q1 2015	r Y/Y		Q1 2016	Q1 2015	r Y/Y	Q1 2016	Q1 2015	r Y/Y
Room night growth	37%	32%	511	bps	0%	34%	NM	10%	32%	(2,199	) bps
Gross bookings	$18,881.5	$14,273.2	32%		$—	$712.6	NM	$18,881.5	$14,985.8	26%
Revenue	1,904.0	1,339.8	42%		—	33.6	NM	1,904.0	1,373.4	39%
Adjusted EBITDA	176.6	135.0	31%		—	(33.3)	NM	176.6	101.8	73%
Operating income (loss)	(102.4)	(10.9)	839%		—	(40.1)	NM	(102.4)	(51.0)	101%
Adjusted net income (loss)	13.5	21.5	(37%)		—	(25.7)	NM	13.5	(4.2)	NM
Adjusted EPS	$0.09	$0.16	(46%)		$—	$(0.19)	NM	$0.09	$(0.03)	NM
Net income (loss) attributable to the Company	(121.9)	62.3	NM		—	(18.2)	NM	(121.9)	44.1	NM
Diluted EPS								$(0.81)	$0.34	NM
Free cash flow								931.7	948.4	(2%)

Conference Call

Expedia, Inc. will webcast a conference call to discuss first quarter 2016 financial results and certain forward-looking information on Thursday, April 28, 2016 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via http://ir.expediainc.com. Expedia, Inc. expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of April 28, 2016 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•	our failure to modify to our current business models and practices or adopt new business models or practices in order to compete in a dynamic industry;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to adapt to technological developments or industry trends;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks relating to our operations in international markets;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	adverse application of existing tax or unclaimed property laws, rules or regulations are subject to interpretation by taxing authorities;

•	unfavorable amendment to existing tax laws, rules or regulations or enactment of new unfavorable laws, rules or regulations;

•	adverse outcomes in legal proceedings to which we are a party;

•	declines or disruptions in the travel industry;

•	risks related to payments and fraud;

•	fluctuations in foreign exchange rates;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary or desirable;

•	interruption, security breaches and lack of redundancy in our information systems;

•	our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use, disclosure and protection of personal information, payment card information and other consumer data;

•	our failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•	risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	risks related to our long-term indebtedness, including our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property and proprietary information from copying or use by others, including potential competitors;

as well as other risks detailed in our public filings with the SEC, including our quarterly report on Form 10-K for the year ended December 31, 2015. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. (NASDAQ: EXPE) is the world’s largest online travel company, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, a leading full service online travel company with localized sites in 33 countries

•	Hotels.com®, a preeminent global lodging expert operating in more than 65 countries and 35 languages with its award winning Hotels.com® Rewards loyalty program

•	Orbitz Worldwide, a global travel portfolio including Orbitz, ebookers and CheapTickets brands, and business-to-business offerings including Orbitz Partner Network and Orbitz for Business

•	Expedia® Affiliate Network (EAN), a global B2B business that powers the hotel business of leading airlines, top consumer brands, online travel agencies and thousands of other partners through its API and template solutions

•	trivago®, a leading online hotel search with sites in 55 countries worldwide

•	HomeAway®, a global online marketplace for the vacation rental industry, which also includes the VRBO, VacationRentals.com and BedandBreakfast.com brands, among others

•	Egencia®, a leading corporate travel management company

•	Travelocity®, a pioneer in online travel and a leading online travel brand in the US and Canada

•	Hotwire®, a leading discount travel site that offers Hot Rate® Hotels, Hot Rate® Cars and Hot Rate® Airfares, as well as vacation packages

•	Expedia® Media Solutions, the advertising sales division of Expedia, Inc. that builds media partnerships and enables brand advertisers to target a highly-qualified audience of travel consumers

•	Wotif Group, a leading portfolio of travel brands including Wotif.com®, Wotif.co.nz, lastminute.com.au®, lastminute.co.nz and travel.com.au®

•	Classic Vacations®, a top luxury travel specialist

•	CarRentals.com™, a premier online car rental booking company with localized sites in 13 countries

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in hundreds of destinations worldwide

•	Venere.com™, an online hotel reservation specialist in Europe

•	Expedia® CruiseShipCenters®, a provider of exceptional value and expert advice for travelers booking cruises and vacations through its network of over 220 retail travel agency franchises across North America

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